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Exhibit 99.1

Contacts:	Bill Hibbetts, Senior VP & CFO Pioneer Drilling Company 210-828-7689 Ken Dennard/ksdennard@drg-e.com Lisa Elliott/lelliott@drg-e.com DRG&E/713-529-6600

FOR IMMEDIATE RELEASE

PIONEER DRILLING REPORTS
FISCAL SECOND QUARTER RESULTS
Second quarter revenues were up 76%
Second quarter net income was $0.03 per diluted share

NOVEMBER 4, 2004—SAN ANTONIO, TEXAS—Pioneer Drilling Company (AMEX: PDC) today reported results for the quarter and six months ended September 30, 2004.

        Revenues for the second quarter of fiscal 2005 grew to $42.8 million, compared to revenues of $24.2 million in the second quarter of fiscal 2004. This 76% increase in revenues was due to an improvement in rig revenue rates, a 37% increase in the average number of rigs in Pioneer's fleet and an 11% increase in Pioneer's rig utilization rate. Net earnings in the second quarter of 2005 were $923,000, or $0.03 per diluted share, versus a net loss of $621,000, or $0.03 loss per share, during the second quarter of fiscal 2004.

        Revenue days during the second quarter of fiscal 2005 grew 53% to 3,166, compared to 2,064 revenue days for the second quarter of fiscal 2004. Revenue days by type of contract in the second quarter of 2005 were 1,674 days for daywork contracts, 1,347 for turnkey contracts and 145 for footage contracts. Pioneer's rig utilization rate increased 11% for the fiscal second quarter to 96%, up from 85% in the corresponding period last year.

        Wm. Stacy Locke, Pioneer's President and Chief Executive Officer, stated, "This quarter marks a turning point for Pioneer Drilling. At September 30, we were essentially debt-free and had positive working capital of $14.5 million. In addition, average dayrates increased approximately $500 per day, or 6%, to approximately $9,100, up from average dayrates of approximately $8,600 for the quarter ending June 30, 2004. We anticipate that average dayrates will increase another 10% or more in our third fiscal quarter ending December 31, 2004. Turnkey contracts comprised 43% of our revenue days in our fiscal second quarter, and we anticipate that this percentage will continue to gradually decline as dayrates improve."

        Revenues for the first six months of fiscal year 2005 were $83.5 million, compared to revenues of $48.1 million for the first six months of fiscal year 2004. Net earnings during the first six months of 2005 were $1.1 million, or $0.04 per share, compared to a net loss of $1.7 million, or $0.08 loss per share, during the first six months of fiscal 2004.

        Revenue days were 6,163 days during the first half of fiscal 2005, compared to 4,022 days for the comparable period of fiscal 2004. Pioneer's rig utilization rate for the first six months of fiscal 2005 was 94%, up from 86% in last year's first half.

        Pioneer's management team will be holding a conference call on Thursday, November 4, 2004, at 11:00 a.m. eastern time to discuss these results. To participate in the call, dial (303) 262-2211 at least ten minutes before the conference call begins and ask for the Pioneer Drilling conference call. A replay of the call will be available approximately two hours after the call ends and will be accessible until November 11, 2004. To access the replay, dial (303) 590-3000 and enter the pass code 11012216#.

        Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing Pioneer Drilling's Web site at http://www.pioneerdrlg.com. To listen to the live call on the Web, please visit Pioneer Drilling's Web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Web cast, an archive will be available shortly after the call. For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email kcroan@drg-e.com.

        Pioneer Drilling Company provides land contract drilling services to independent and major oil and gas operators drilling wells in North, East and South Texas and North Louisiana. Pioneer's fleet consists of 36 land drilling rigs that drill in depth ranges between 8,000 and 18,000 feet.

        This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the anticipated continuing increases in average dayrates and the gradual decline in turnkey contract revenue days as dayrates improve. Although the management of Pioneer Drilling believes that the expectations reflected in such forward-looking statements are reasonable, Pioneer Drilling can give no assurance that those expectations will prove to have been correct. Such statements are subject to various risks, uncertainties and assumptions, including, among other matters, risks and uncertainties relating to turnkey drilling contracts in progress. Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in Pioneer's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the fiscal year ended March 31, 2004.

—Tables to Follow—

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	9/30/04	9/30/03	6/30/04	9/30/04	9/30/03
Contract drilling revenues	$42,783	$24,244	$40,719	$83,502	$48,094

Costs and Expenses:
Contract drilling	34,591	19,791	33,855	68,445	40,158
Depreciation	5,306	3,927	5,048	10,355	7,552
General and administrative	926	692	770	1,696	1,339

Total operating costs	40,823	24,410	39,673	80,496	49,049

Operating income (loss)	1,960	(166)	1,046	3,006	(955)

Other income (expense):
Interest expense	(398)	(700)	(718)	(1,116)	(1,433)
Loss on early extinguishment of debt	(101)	—	—	(101)	—
Interest income	40	29	24	64	76
Other	12	31	3	15	40

Total other	(447)	(640)	(691)	(1,138)	(1,317)

Income (loss) before taxes	1,513	(806)	355	1,868	(2,272)
Income tax benefit (expense)	(590)	185	(138)	(728)	594

Net earnings (loss)	$923	$(621)	$217	$1,140	$(1,678)

Earnings (loss) per share:
Basic	$0.03	$(0.03)	$0.01	$0.04	$(0.08)

Diluted	$0.03	$(0.03)	$0.01	$0.04	$(0.08)

Weighted average number of shares outstanding:
Basic	33,211	22,037	27,300	30,272	21,873
Diluted	34,271	22,037	28,274	31,289	21,873

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(In thousands, except averages per day)
(Unaudited)

	Three Months Ended			Six Months Ended
	9/30/04	9/30/03	6/30/04	9/30/04	9/30/03
Average number of rigs	36.0	26.3	35.3	35.7	25.4
Utilization rate	96%	85%	93%	94%	86%
Revenue days by contract:
Daywork contracts	1,674	1,362	1,477	3,151	2,548
Turnkey contracts	1,347	610	1,376	2,723	1,319
Footage contracts	145	92	144	289	155

Total	3,166	2,064	2,997	6,163	4,022

Revenues by contract:
Daywork contracts	$17,277	$11,832	$14,141	$31,418	$21,628
Turnkey contracts	23,821	11,258	24,619	48,440	24,562
Footage contracts	1,685	1,154	1,959	3,644	1,904

Total	$42,783	$24,244	$40,719	$83,502	$48,094

Drilling costs by contract:
Daywork contracts	$13,743	$10,131	$11,529	$25,272	$18,849
Turnkey contracts	19,476	8,872	20,861	40,336	19,869
Footage contracts	1,372	788	1,465	2,837	1,440

Total	$34,591	$19,791	$33,855	$68,445	$40,158

Average revenues per day:
Daywork contracts	$10,321	$8,687	$9,574	$9,971	$8,488

Turnkey contracts	17,684	18,456	17,892	17,789	18,622

Footage contracts	11,621	12,543	13,602	12,609	12,284

Total	$13,513	$11,746	$13,587	$13,549	$11,958

Average costs per day:
Daywork contracts	$8,210	$7,438	$7,806	$8,020	$7,398

Turnkey contracts	14,459	14,544	15,160	14,813	15,064

Footage contracts	9,462	8,565	10,171	9,817	9,290

Total	$10,926	$9,589	$11,296	$11,106	$9,985

Capital expenditures:
Rig additions	$1,628	$8,822	$2,614	$4,242	$14,502
Other	7,296	1,792	5,802	13,098	3,042

	$8,924	$10,614	$8,416	$17,340	$17,544

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	9/30/2004	3/31/2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,073	$6,366
Receivables, net	20,047	10,902
Contract drilling in progress	5,499	9,131
Current deferred income taxes	403	285
Prepaid expenses	476	1,336

Total current assets	37,498	28,020
Net property, plant and equipment	121,929	115,342
Other assets	263	369

Total assets	$159,690	$143,731

Liabilities and Equity
Current liabilities:
Notes payable	$—	$558
Current portion of long-term debt	110	3,865
Accounts payable	17,822	13,271
Accrued expenses	5,081	4,298

Total current liabilities	23,013	21,992
Long-term debt	60	44,892
Deferred taxes	6,887	6,011

Total liabilities	29,960	72,895
Total shareholders' equity	129,730	70,836

Total liabilities and shareholder's equity	$159,690	$143,731

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  Exhibit 99.1
PIONEER DRILLING REPORTS FISCAL SECOND QUARTER RESULTS Second quarter revenues were up 76% Second quarter net income was $0.03 per diluted share
PIONEER DRILLING COMPANY AND SUBSIDIARIES Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)
PIONEER DRILLING COMPANY AND SUBSIDIARIES Operating Statistics (In thousands, except averages per day) (Unaudited)
PIONEER DRILLING COMPANY AND SUBSIDIARIES Condensed Consolidated Balance Sheets (In thousands)